Exhibit 5.1

250 VESEY STREET • NEW YORK, NEW YORK 10281-1047 TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

[  ], 2019

Cibus Corp.
6455 Nancy Ridge Drive
San Diego, California 92121

Re:	Registration Statement on Form S-1, as amended (File No. 333-228993)
Relating to the Initial Public Offering of up to
7,666,667 shares of Class A Common Stock of Cibus Corp.

Ladies and Gentlemen:

We are acting as counsel for Cibus Corp. (formerly known as Cibus Global, Ltd.), a Delaware corporation (the “Company”), in connection with the initial public offering and sale of up to 7,666,667 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company and Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as the representatives of the several underwriters to be named in Schedule I thereto.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.  Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Class A Common Stock, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto, and the resolutions authorizing the Company to issue and deliver the Class A Common Stock pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Class A Common Stock is issued and delivered by the Company.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Cibus Corp.
[ ], 2019

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1, as amended (File No. 333-228993) (the “Registration Statement”), filed by the Company to effect registration of the Class A Common Stock under the Securitieis Act of 1933 (the “Act”), and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,